News Release

Marina Biotech Completes Share Issuance at a Valuation of $0.29 Per Share

City of Industry, CA - February 10, 2017 – Marina Biotech, Inc. (OTCQB: MRNA), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension and cancer, today announced that it has entered into two privately negotiated transactions pursuant to which it will issue an aggregate of approximately 6.15 million shares of its common stock for an effective price per share of $0.29. As a result of such transactions, the company will reduce the aggregate amount of its outstanding payables to its service providers by approximately $1.78 million.

“This is a very positive development for Marina Biotech,” stated its CEO, Joseph W. Ramelli. “We completed this de facto financing at a 93% premium to yesterday’s closing stock price of $0.15, and without any warrant coverage, even though the shares are restricted and thus cannot be sold for at least 6 months. I would like to thank these two service providers for believing in the strategic vision of the company and for wanting to take the ride along with us as shareholders.”

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension, and cancer. Our pipeline includes combination therapies of oligonucleotide-based therapeutics and small molecules. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome). By its merger with IthenaPharma, Marina Biotech recently acquired IT-102/IT-103- next generation celecoxib- which will be developed together with CEQ508 as a therapeutic enhancer for therapies against FAP and CRC. IT-102/IT-103 are also being developed for the treatment of combined arthritis/ hypertension and treatment of pain requiring high dose of celecoxib. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For Marina inquires:

Joseph Ramelli

CEO

Marina Biotech, Inc.

(626) 964-5753